                                                                      EXHIBIT 12

     THE BURLINGTON NORTHERN and SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)




                                                                                               Year Ended
                                                                                               December 31,
                                                                                               ------------
                                                                                 1997              1996              1995
                                                                                 ----              ----              ----
Earnings:


  Pre-tax income                                                                 $1,490             $1,489             $ 336

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                                281                275               219

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                         183                179               129

  Amortization of capitalized interest                                                3                  3                 1


  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method                                                   17                  5                27
                                                                                 ------             ------             -----


  Total earnings available for fixed charges                                     $1,940             $1,941             $ 658
                                                                                 ======             ======             =====

Fixed charges:

  Interest and fixed charges                                                     $  299             $  288             $ 226

  Portion of rent under long-term operating
    leases representative of an interest factor                                     183                179               129
                                                                                 ------             ------             -----

  Total fixed charges                                                            $  482             $  467             $ 355
                                                                                 ======             ======             =====

Ratio of earnings to fixed charges                                                4.02x    (1)       4.16x             1.85x    (1)
                                                                                 ======             ======             =====
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(1) Earnings for the years ended December 31, 1997 and 1995, include special charge of $90 million and $671 million (before tax, respectively). Excluding these charges, the ratio for 1997 and 1995 would have been 4.21x and 3.74x, respectively.